Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Precision Drilling Corporation
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Deferred Share Unit Plan of Precision Drilling Corporation of our reports dated March 10, 2010 with respect to:
—	the consolidated balance sheets of Precision Drilling Trust (the “Trust”) as at December 31, 2009 and 2008, and the related consolidated statements of earnings and retained earnings (deficit), comprehensive income (loss) and cash flow for each of the years in the three-year period ended December 31, 2009; and
—	the effectiveness of internal control over financial reporting as of December 31, 2009.
which reports appear in the Annual Report on Form 40-F of the Trust for the year ended December 31, 2009.
We also consent to the incorporation by reference in the above-mentioned Registration Statement of Form S-8 of our report dated April 7, 2010 with respect to the balance sheet of 1521500 Alberta Ltd. as at April 7, 2010.
Chartered Accountants
Calgary, Canada
June 17, 2010
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.